Exhibit 99.1

Second Quarter Report

June 30, 2011

August 24, 2011

Dear Shareholder:

Times of crisis in the economy can be considered blessed moments in history. These are the times that we, as a community and nation of people, stop and reevaluate our paths. We are in a global economic recession, with high unemployment, virtually no job growth, and so ridden with debt that Standard & Poor’s has downgraded our nation’s credit quality. We have not seen times like these before, and these challenges require us, as individuals and corporate bodies, to rethink our attitudes about debt, investing, and generally speaking, our risk-taking in a world that has become a lot more uncertain.

The recession has been devastating on individuals and businesses in our state and our markets are no exception. Uwharrie Capital Corp remains committed to helping families and local businesses through these challenging times. We are working to make a difference in the overall financial health of our customers and the communities we serve.

As a result of the recession, all banks in North Carolina have been challenged in loan quality and earnings since 2008. Thanks to the support of you and our communities, we have continued to be profitable and have performed better than our peers in all measures of asset quality and earnings. Earnings for second quarter 2011 of $709 thousand compared favorably to second quarter 2010 earnings of $331 thousand, for an increase of 114%. This is a result of an improvement in our credit quality, due primarily to a reduction in the loan loss provision from $830 thousand during the second quarter of 2010 to $160 thousand for the same period 2011. On a year-to-date basis our earnings are up 5.5% to $918 thousand.

During 2011, the loan demand in our markets has been down substantially, which has been indicative of the industry as consumers and businesses across the nation are borrowing less and saving more. This has multiple implications for our company. Assets increased by $6.3 million from June 2010 to June 2011; however, since the first of the year, loan demand has been very soft, resulting in a lower loan balance from the close of December 2010. During 2011 the increased savings in our noninterest-bearing deposits grew by 5.73%, helping to provide a lower cost funding source in the face of declining loan and investment yields. Our net interest margin was 3.99% and 4.19% for the comparable periods in 2011 and 2010, respectively.

A community bank’s health reflects the community and markets it serves. We believe that localizing our economies by supporting the small businesses in our communities, we can immunize ourselves against the global economic currents. Working together we can build strong local economies that are independent.

Our core earnings philosophy remains strong as does our capital. We continue to focus on increasing revenue, quality loan growth and improving asset quality. Development of our e-zMobile banking services are adding new customer convenience, while advancements in savings and investment programs are helping protect hard earned dollars. Responsible lending programs for home owners and businesses allow families and individuals to pursue their dreams while creating a brighter future for the communities we call home.

We are successfully accomplishing our strategy of providing the best value in financial services in the markets we serve. Working together…caring about each other and being motivated to do the right kinds of things…we are making a difference. We are building more than just a good banking organization to serve our communities; we are building strong local economies and sustainable communities that can survive this new age. Our best days are ahead!

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

Roger L. Dick
President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	June 30, 2011	June 30, 2010

Assets
Cash and due from banks	$13,361	$11,277
Investment securities available for sale	89,166	94,994
Federal funds sold	—	—
Loans held for sale	731	1,991
Loans held for investment	378,291	372,821
Less: Allowance for loan losses	7,274	5,635

Net loans held for investment	371,017	367,186

Interest receivable	2,067	2,416
Premises and equipment, net	14,678	14,127
Federal Home Loan Bank stock	2,872	3,330
Bank-owned life insurance	6,067	5,835
Goodwill	987	987
Other real estate owned	8,586	3,281
Other assets	11,830	9,612

Total assets	$521,362	$515,036

Liabilities
Deposits:
Demand, noninterest-bearing	$57,982	$50,651
Interest checking and money market accounts	176,669	167,874
Savings accounts	40,073	36,586
Time deposits, $100,000 and over	60,110	64,283
Other time deposits	92,730	90,494

Total deposits	427,564	409,888

Interest payable	322	389
Short-term borrowed funds	22,879	22,515
Long-term debt	23,238	33,589
Other liabilities	3,053	2,424

Total liabilities	477,056	468,805

Shareholders’ Equity
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(250)	(350)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,593,929 shares, respectively. Book value per share $4.48 in 2011 and $4.75 in 2010.	9,492	9,492
Additional paid-in capital	14,036	14,032
Unearned ESOP compensation	(672)	(629)
Undivided profits	10,719	10,603
Accumulated other comprehensive income (loss)	481	2,583

Total shareholders’ equity	44,306	46,231

Total liabilities and shareholders’ equity	$521,362	$515,036

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands except share and per share data)	2011	2010	2011	2010

Interest Income
Interest and fees on loans	$5,417	$5,492	$10,759	$10,794
Interest on investment securities	534	756	1,131	1,500
Other interest income	11	10	18	18

Total interest income	5,962	6,258	11,908	12,312

Interest Expense
Interest paid on deposits	875	1,048	1,774	2,132
Interest on borrowed funds	351	438	730	846

Total interest expense	1,226	1,486	2,504	2,978

Net Interest Income	4,736	4,772	9,404	9,334
Provision for loan losses	160	830	1,529	1,043

Net interest income after provision for loan losses	4,576	3,942	7,875	8,291

Noninterest Income
Service charges on deposit accounts	449	563	893	1,129
Other service fees and commissions	909	768	1,766	1,429
Gain (loss) on sale of securities	357	62	933	(36)
Income from mortgage loan sales	331	390	714	736
Other income	83	40	200	168

Total noninterest income	2,129	1,823	4,506	3,426

Noninterest Expense
Salaries and employee benefits	3,050	2,886	6,095	5,714
Occupancy expense	282	272	583	538
Equipment expense	194	176	400	358
Data processing	208	209	417	411
Other operating expenses	1,932	1,672	3,610	3,366

Total noninterest expense	5,666	5,215	11,105	10,387

Income before income taxes	1,039	550	1,276	1,330
Provision for income taxes	330	219	358	460

Net Income	$709	$331	$918	$870

Net Income	$709	$331	$918	$870
Dividends - preferred stock	(161)	(161)	(323)	(323)

Net income available to common shareholders	$548	$170	$595	$547

Net Income Per Common Share (1)
Basic	$0.07	$0.02	$0.08	$0.07
Assuming dilution	$0.07	$0.02	$0.08	$0.07
Weighted Average Common Shares Outstanding (1)
Basic	7,474,178	7,488,781	7,476,193	7,486,695
Assuming dilution	7,474,178	7,488,781	7,476,193	7,486,695